Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (No. 333-56423, No. 333-74335, No. 333-75525, No. 333-75972 and No. 333-101150) on Forms S-3, (No. 333-66959 and No. 333-74063) on Forms S-4 and (No. 333-27553, No. 333-49121, No. 333-49145, No. 333-67721, No. 333-74331, No. 333-78947, No. 333-90268 and No. 333-90948) on Forms S-8, of Kroll Inc. of our report dated February 13, 2003 (March 14, 2003 as to Notes 2 and 21), relating to the consolidated financial statements of Kroll Inc. as of and for the two years ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) Kroll Inc.’s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, and ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in this Annual Report on Form 10-K of Kroll Inc. for the year ended December 31, 2002.

Deloitte & Touche LLP

New York, New York

March 27, 2003